Target Asset Allocation Funds
For the reporting period ended 01/31/09
File number 811-08915

Sub-Item 77D
Policies with respect to security investment

                          TARGET ASSET ALLOCATION FUNDS
    Target Conservative Allocation Fund (Conservative Allocation Fund)
         Target Moderate Allocation Fund (Moderate Allocation Fund)
                       Supplement dated November 19, 2008
                    to the Prospectus dated October 1, 2008

On November 7, 2008, the Board of Trustees of Target Asset Allocation Funds approved revisions to certain non-fundamental investment policies for Conservative Allocation Fund and Moderate Allocation Fund (the Funds). The Board approved revisions that would allow the Funds to increase its permissible emerging markets exposure . The change was proposed by the sub-adviser to these portfolios, Pacific Investment Management Company LLC (PIMCO) and is intended to add investment flexibility and provide consistency across the PI portfolios sub-advised by PIMCO. The following table indicates the current and revised investment policies:

FUND                    CURRENT POLICY                PROPOSED POLICY

Conservative        "The Fund may invest up       "The Fund may invest up
Allocation Fund      to 30% of its total          to 30% of its total
                     assets in non-U.S.           assets in non-U.S.
Moderate             dollar denominated           dollar denominated
Allocation Fund      foreign debt obligations,    foreign debt obligations,
                     including up to 10% of its   and up to 15% of its
                     total assets in debt         total assets in
                     obligations of issuers       securities and
                     in emerging markets."        instruments that are
                                                  economically tied to
                                                  emerging countries."

To reflect the changes described above, the following changes are hereby made to the Funds' prospectus and SAI as follows:

1       Paragraph six of the section in the Prospectus under the caption
Risk Return Summary - Investment Objectives and Principal Strategies - How are the Funds Managed - Conservative Allocation Fund is deleted and replaced with the following:

The Fund may invest up to 30% of its total assets in non-U.S. dollar denominated foreign debt obligations, and up to 15% of its total assets in securities and instruments that are economically tied to emerging countries. Foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of the Fund's total assets.

2. Paragraph seven of the section in the Prospectus under the caption "Risk Return Summary - Investment Objectives and Principal Strategies - How are the Funds Managed? - Moderate Allocation Fund" is deleted and replaced with the following:

The Fund may invest up to 30% of its total assets in non-U.S. dollar denominated foreign debt obligations, and up to 15% of its total assets in securities and instruments that are economically tied to emerging countries. Foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of the Fund's total assets.


3. Paragraph three of the section in the Prospectus under the caption "How the Funds Invest - Investment Objectives and Policies - Fixed Income Segments" is deleted and replaced with the following:
The Conservative Allocation Fund and Moderate Allocation Fund may each invest up to 30% of its total assets in non-U.S. dollar denominated foreign debt obligations, and up to 15% of its total assets in securities and instruments that are economically tied to emerging countries, including (but not limited to) Brady Bonds. In the fixed income segments, foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) normally will be limited to 20% of the Fund's total assets.

4. The principal and non-principal strategies table for Conservative Allocation Fund and Moderate Allocation Fund at the end of the section in the Prospectus under the caption "How the Funds Invest - Investment Risks" are amended as follows:

Foreign Debt Securities (up to 30%, no more than 15% in securities and instruments that are economically tied to emerging countries.)